EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-213799, 333-184089, 333-159006, 333-136700) on Form S-8 and (No. 333-219879) on Form S-3/A of Enterprise Bancorp, Inc. and its subsidiaries (the Company) of our report dated March 10, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ RSM US LLP

Boston, Massachusetts
March 10, 2020